SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                CABOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    127055101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 AUGUST 18, 2005
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 56 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 3,804,400 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 3,804,400 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,804,400 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                                              Page 3 of 56 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 3,804,400 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 3,804,400 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,804,400 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 4 of 56 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 242,900 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 242,900 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         242,900 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                                              Page 5 of 56 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 242,900 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 242,900 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         242,900 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 6 of 56 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 4,047,300 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 4,047,300 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,047,300 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 3,804,400 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 242,900 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                                              Page 7 of 56 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,047,300 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,047,300 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,047,300 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 8 of 56 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,047,300 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,047,300 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,047,300 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 9 of 56 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,047,300 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,047,300 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,047,300 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                             Page 10 of 56 pages
ITEM 1.   SECURITY AND ISSUER.

         This statement relates to the shares of Common Stock, par value $1.00 per share ("Shares"), of Cabot Corporation, a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at Two Seaport Lane, Boston, Massachusetts 02210.

ITEM 2.  IDENTITY AND BACKGROUND.

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), San Francisco Partners II, L.P., a California limited partnership ("SFP"), SF Advisory Partners, L.P., a Delaware limited partnership ("SF Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO") and William J. Patterson ("WJP"). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., JHS, WEO and WJP are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

         (b) - (c)

         SPO

         SPO is a Delaware limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of SPO, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Partners, the sole general partner of SPO, is set forth below.

         SPO ADVISORY PARTNERS

         SPO Advisory Partners is a Delaware limited partnership, the principal business of which is serving as the sole general partner of SPO. The principal business address of SPO Advisory Partners, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Corp., the sole general partner of SPO Advisory Partners, is set forth below.

         SFP

         SFP is a California limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of SFP, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SF Advisory Partners, the sole general partner of SFP, is set forth below.

         SF ADVISORY PARTNERS

         SF Advisory Partners is a Delaware limited partnership, the principal business of which is serving as the sole general partner of SFP. The principal business address of SF Advisory Partners,

                                                             Page 11 of 56 pages

which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Corp., the sole general partner of SF Advisory Partners, is set forth below.

         SPO ADVISORY CORP.

         SPO Advisory Corp. is a Delaware corporation, the principal business of which is serving as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners. The principal business address of SPO Advisory Corp., which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, WEO and WJP, the three controlling persons of SPO Advisory Corp., is set forth below.

         JHS

         JHS' business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co., a Delaware corporation. The principal business of SPO Partners & Co. is operating as an investment firm. The principal business address of SPO Partners & Co., which serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. JHS is one of three controlling persons of SPO Advisory Corp., the sole general partner of each of SPO Advisory Partners and SF Advisory Partners.

         WEO

         WEO's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co. WEO is one of three controlling persons of SPO Advisory Corp., the sole general partner of SPO Advisory Partners and SF Advisory Partners.

         WJP

         WJP's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co. WJP is one of three controlling persons of SPO Advisory Corp., the sole general partner of SPO Advisory Partners and SF Advisory Partners.

         (d) None of the entities or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

                                                             Page 12 of 56 pages

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                        SOURCE OF FUNDS                   AMOUNT OF FUNDS
---------------------       ---------------------------       ---------------
SPO                         Contributions from Partners          $123,143,758
SPO Advisory Partners       Not Applicable                     Not Applicable
SFP                         Contributions from Partners            $7,862,356
SF Advisory Partners        Not Applicable                     Not Applicable
SPO Advisory Corp.          Not Applicable                     Not Applicable
JHS                         Not Applicable                     Not Applicable
WEO                         Not Applicable                     Not Applicable
WJP                         Not Applicable                     Not Applicable

ITEM 4.  PURPOSE OF TRANSACTION.

         The Reporting Persons have acquired the Shares reported herein for investment purposes. Consistent with such purpose, the Reporting Persons have had, and may have in the future, discussions with management of the Issuer and may make suggestions concerning the Issuer's operations, prospects, business and financial strategies, assets and liabilities, business and financing alternatives and such other matters as the Reporting Persons may deem relevant to their investments in the Shares and other securities of the Issuer. Each Reporting Person expects that it will, from time to time, review its investment position in the Issuer and may, depending on market and other conditions, increase or decrease its investment position in the Shares or other securities of the Issuer.

         Whether the Reporting Persons purchase any additional Shares or other securities of the Issuer or dispose of any Shares or other securities of the Issuer, and the amount and timing of any such transactions, will depend upon the Reporting Persons' individual continuing assessments of pertinent factors, including the availability of Shares or other securities of the Issuer for purchase at particular price levels, the Issuer's and the particular Reporting Person's business and prospects, other business investment opportunities available to the particular Reporting Person, economic conditions, stock market conditions, money market conditions, the attitudes and actions of the Board of Directors and management of the Issuer, the availability and nature of opportunities to dispose of the particular Reporting Person's interest in the Issuer, to realize trading profits or minimize trading losses, and other plans and requirements of the particular Reporting Person. Depending upon its individual assessments of these factors from time to time, each Reporting Person may change its present intentions as stated above, including determining to acquire additional Shares or other securities of the Issuer (by means of open market or privately negotiated purchases) or to dispose of some or all of the Shares or other securities of the Issuer held by or under the control of such Reporting Person. In addition, each Reporting Person may from time to time enter into equity swap or other derivative transactions with respect to its investment in the Shares or other securities of the Issuer.

         Except as set forth in this Item 4, the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Act.

                                                             Page 13 of 56 pages

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 62,030,447 total outstanding shares of Common Stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 9, 2005.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 3,804,400 Shares, which constitutes approximately 6.1% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,804,400 Shares, which constitutes approximately 6.1% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 242,900 Shares, which constitutes approximately
0.4% of the outstanding Shares.

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 242,900 Shares, which constitutes approximately 0.4% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,047,300
Shares in the aggregate, which constitutes approximately 6.5% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,047,300 Shares, which constitutes approximately 6.5% of the outstanding Shares.

         WEO

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,047,300 Shares, which constitutes approximately 6.5% of the outstanding Shares.

                                                             Page 14 of 56 pages
         WJP

         Because of his position as a control person of SPO Advisory Corp., WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,047,300 Shares, which constitutes approximately 6.5% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,804,400 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,804,400
Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 242,900 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 242,900 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,047,300 Shares in the aggregate.

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 4,047,300 Shares held by SPO and SFP in the aggregate.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 4,047,300 Shares held by SPO and SFP in the aggregate.

                                                             Page 15 of 56 pages

         WJP

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 4,047,300 Shares held by SPO and SFP in the aggregate.

         (c) Within the past 60 days of the date of this statement, Reporting Persons purchased Shares in open market transactions as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Except as set forth herein or in the Exhibits filed herewith, there are no other contracts, arrangements, understandings or relationships of the type required to be disclosed in response to Item 6 of Schedule 13D of the Act with respect to the Shares owned by the Reporting Persons.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit A:   Agreement pursuant to Rule 13d-1 (k)

Exhibit B:   Power of Attorney

                                                             Page 16 of 56 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated August 29, 2005                      By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity is filed
                                           as Exhibit B.

                                                             Page 17 of 56 pages

                                                             SCHEDULE I TO
                                                SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                                                                                   Pages 17 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              6/27/2005          Buy                 4,700         31.35       Open Market/Broker

San Francisco Partners, L.P.       6/27/2005          Buy                   300         31.35       Open Market/Broker

SPO Partners II, L.P.              6/28/2005          Buy                24,100         32.09       Open Market/Broker

San Francisco Partners, L.P.       6/28/2005          Buy                 1,600         32.09       Open Market/Broker

SPO Partners II, L.P.              6/29/2005          Buy                77,000         33.19       Open Market/Broker

San Francisco Partners, L.P.       6/29/2005          Buy                 4,900         33.19       Open Market/Broker

SPO Partners II, L.P.              6/30/2005          Buy                81,800         33.08       Open Market/Broker

San Francisco Partners, L.P.       6/30/2005          Buy                 5,200         33.08       Open Market/Broker

SPO Partners II, L.P.              7/1/2005           Buy                48,400         33.01       Open Market/Broker

San Francisco Partners, L.P.       7/1/2005           Buy                 3,100         33.01       Open Market/Broker

SPO Partners II, L.P.              7/5/2005           Buy               141,000         33.02       Open Market/Broker

San Francisco Partners, L.P.       7/5/2005           Buy                 9,000         33.02       Open Market/Broker

SPO Partners II, L.P.              7/6/2005           Buy                84,600         33.04       Open Market/Broker

San Francisco Partners, L.P.       7/6/2005           Buy                 5,400         33.04       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                 4,700         32.99       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                58,562         33.00       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                 4,512         33.01       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                 2,914         33.02       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                 4,512         33.03       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                   564         33.04       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                 4,230         33.05       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                    94         33.06       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                   846         33.07       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                   376         33.08       Open Market/Broker

SPO Partners II, L.P.              7/7/2005           Buy                84,882         33.09       Open Market/Broker

                                                                                                   Pages 18 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              7/7/2005           Buy                   608         33.10    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                   300         32.99    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                 3,738         33.00    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                   288         33.01    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                   186         33.02    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                   288         33.03    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                    36         33.04    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                   270         33.05    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                     6         33.06    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                    54         33.07    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                    24         33.08    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                 5,418         33.09    Open Market/Broker

San Francisco Partners, L.P.       7/7/2005           Buy                    92         33.10    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                27,636         33.00    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                   470         33.02    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                 1,504         33.03    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                 4,794         33.04    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                42,018         33.05    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                 1,128         33.06    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                    94         33.07    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                   564         33.08    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                 1,222         33.09    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                 1,128         33.10    Open Market/Broker

SPO Partners II, L.P.              7/8/2005           Buy                37,642         33.25    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                 1,764         33.00    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                    30         33.02    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                    96         33.03    Open Market/Broker

                                                                                                   Pages 19 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       7/8/2005           Buy                   306         33.04    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                 2,682         33.05    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                    72         33.06    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                     6         33.07    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                    36         33.08    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                    78         33.09    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                    72         33.10    Open Market/Broker

San Francisco Partners, L.P.       7/8/2005           Buy                 2,358         33.25    Open Market/Broker

SPO Partners II, L.P.              7/14/2005          Buy                   188         34.15    Open Market/Broker

SPO Partners II, L.P.              7/14/2005          Buy                   282         34.34    Open Market/Broker

SPO Partners II, L.P.              7/14/2005          Buy                    94         34.35    Open Market/Broker

SPO Partners II, L.P.              7/14/2005          Buy                    94         34.37    Open Market/Broker

SPO Partners II, L.P.              7/14/2005          Buy                 3,196         34.38    Open Market/Broker

SPO Partners II, L.P.              7/14/2005          Buy                   658         34.39    Open Market/Broker

SPO Partners II, L.P.              7/14/2005          Buy                10,688         34.40    Open Market/Broker

San Francisco Partners, L.P.       7/14/2005          Buy                    12         34.15    Open Market/Broker

San Francisco Partners, L.P.       7/14/2005          Buy                    18         34.34    Open Market/Broker

San Francisco Partners, L.P.       7/14/2005          Buy                     6         34.35    Open Market/Broker

San Francisco Partners, L.P.       7/14/2005          Buy                     6         34.37    Open Market/Broker

San Francisco Partners, L.P.       7/14/2005          Buy                   204         34.38    Open Market/Broker

San Francisco Partners, L.P.       7/14/2005          Buy                    42         34.39    Open Market/Broker

San Francisco Partners, L.P.       7/14/2005          Buy                   712         34.40    Open Market/Broker

SPO Partners II, L.P.              7/18/2005          Buy                   752         34.25    Open Market/Broker

SPO Partners II, L.P.              7/18/2005          Buy                    94         34.49    Open Market/Broker

SPO Partners II, L.P.              7/18/2005          Buy               103,354         34.50    Open Market/Broker

San Francisco Partners, L.P.       7/18/2005          Buy                    48         34.25    Open Market/Broker

San Francisco Partners, L.P.       7/18/2005          Buy                     6         34.49    Open Market/Broker

                                                                                                   Pages 20 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       7/18/2005          Buy                 6,546         34.50    Open Market/Broker

SPO Partners II, L.P.              7/19/2005          Buy                47,000         34.50    Open Market/Broker

San Francisco Partners, L.P.       7/19/2005          Buy                 3,000         34.50    Open Market/Broker

SPO Partners II, L.P.              7/28/2005          Buy                   282         34.15    Open Market/Broker

SPO Partners II, L.P.              7/28/2005          Buy                   618         34.16    Open Market/Broker

San Francisco Partners, L.P.       7/28/2005          Buy                    18         34.15    Open Market/Broker

San Francisco Partners, L.P.       7/28/2005          Buy                    82         34.16    Open Market/Broker

SPO Partners II, L.P.              7/29/2005          Buy                85,200         34.50    Open Market/Broker

San Francisco Partners, L.P.       7/29/2005          Buy                 5,400         34.50    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   188         34.05    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,504         34.06    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,222         34.07    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   752         34.08    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   846         34.09    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   188         34.10    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,128         34.11    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,128         34.12    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   752         34.13    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   658         34.14    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,410         34.15    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,598         34.16    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,410         34.17    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   940         34.18    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 2,256         34.19    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,692         34.20    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,316         34.21    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,034         34.22    Open Market/Broker

                                                                                                   Pages 21 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/2/2005           Buy                   282         34.23    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   564         34.24    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                 1,316         34.25    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                    94         34.26    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                    94         34.27    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                    94         34.28    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   282         34.29    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                   964         34.30    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                    94         34.31    Open Market/Broker

SPO Partners II, L.P.              8/2/2005           Buy                    94         34.33    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    12         34.05    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    96         34.06    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    78         34.07    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    48         34.08    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    54         34.09    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    12         34.10    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    72         34.11    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    72         34.12    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    48         34.13    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    42         34.14    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    90         34.15    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                   102         34.16    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    90         34.17    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    60         34.18    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                   144         34.19    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                   108         34.20    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    84         34.21    Open Market/Broker

                                                                                                   Pages 22 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/2/2005           Buy                    66         34.22    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    18         34.23    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    36         34.24    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    84         34.25    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                     6         34.26    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                     6         34.27    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                     6         34.28    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    18         34.29    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                    36         34.30    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                     6         34.31    Open Market/Broker

San Francisco Partners, L.P.       8/2/2005           Buy                     6         34.33    Open Market/Broker

SPO Partners II, L.P.              8/3/2005           Buy                    94         34.14    Open Market/Broker

SPO Partners II, L.P.              8/3/2005           Buy                   282         34.15    Open Market/Broker

SPO Partners II, L.P.              8/3/2005           Buy                   564         34.16    Open Market/Broker

SPO Partners II, L.P.              8/3/2005           Buy                 1,880         34.17    Open Market/Broker

SPO Partners II, L.P.              8/3/2005           Buy                 2,256         34.18    Open Market/Broker

SPO Partners II, L.P.              8/3/2005           Buy                 3,008         34.19    Open Market/Broker

SPO Partners II, L.P.              8/3/2005           Buy                 5,916         34.20    Open Market/Broker

San Francisco Partners, L.P.       8/3/2005           Buy                     6         34.14    Open Market/Broker

San Francisco Partners, L.P.       8/3/2005           Buy                    18         34.15    Open Market/Broker

San Francisco Partners, L.P.       8/3/2005           Buy                    36         34.16    Open Market/Broker

San Francisco Partners, L.P.       8/3/2005           Buy                   120         34.17    Open Market/Broker

San Francisco Partners, L.P.       8/3/2005           Buy                   144         34.18    Open Market/Broker

San Francisco Partners, L.P.       8/3/2005           Buy                   192         34.19    Open Market/Broker

San Francisco Partners, L.P.       8/3/2005           Buy                   384         34.20    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   282         33.84    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   564         33.85    Open Market/Broker


                                                                                                   Pages 23 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/4/2005           Buy                 1,316         33.86    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   282         33.87    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                 2,068         33.88    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                 2,538         33.89    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                 2,726         33.90    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   564         33.91    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   564         33.92    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   470         33.93    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   940         33.94    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   846         33.95    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   376         33.96    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   658         33.97    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   658         33.98    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                    94         33.99    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   282         34.00    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                 1,504         34.01    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                 1,692         34.02    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   470         34.03    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   658         34.04    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   658         34.05    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   188         34.06    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                    94         34.07    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   674         34.08    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   188         34.09    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   188         34.10    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                    94         34.11    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                   188         34.12    Open Market/Broker

                                                                                                   Pages 24 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/4/2005           Buy                    94         34.13    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                    94         34.15    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                    94         34.18    Open Market/Broker

SPO Partners II, L.P.              8/4/2005           Buy                    94         34.19    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    18         33.84    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    36         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    84         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    18         33.87    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                   132         33.88    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                   162         33.89    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                   174         33.90    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    36         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    36         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    30         33.93    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    60         33.94    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    54         33.95    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    24         33.96    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    42         33.97    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    42         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                     6         33.99    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    18         34.00    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    96         34.01    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                   108         34.02    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    30         34.03    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    42         34.04    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    42         34.05    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    12         34.06    Open Market/Broker

                                                                                                   Pages 25 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/4/2005           Buy                     6         34.07    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    26         34.08    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    12         34.09    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    12         34.10    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                     6         34.11    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                    12         34.12    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                     6         34.13    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                     6         34.15    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                     6         34.18    Open Market/Broker

San Francisco Partners, L.P.       8/4/2005           Buy                     6         34.19    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   940         33.82    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                    94         33.83    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   564         33.85    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   940         33.86    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                 1,410         33.87    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                 1,128         33.88    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   470         33.89    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                 1,034         33.90    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                 1,034         33.91    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                 3,102         33.92    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   846         33.93    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   940         33.94    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   752         33.95    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   658         33.96    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   846         33.97    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                 1,410         33.98    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   940         33.99    Open Market/Broker

                                                                                                   Pages 26 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/5/2005           Buy                   376         34.00    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                   282         34.01    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                    94         34.02    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                    94         34.09    Open Market/Broker

SPO Partners II, L.P.              8/5/2005           Buy                    46         34.11    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    60         33.82    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                     6         33.83    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    36         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    60         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    90         33.87    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    72         33.88    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    30         33.89    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    66         33.90    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    66         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                   198         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    54         33.93    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    60         33.94    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    48         33.95    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    42         33.96    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    54         33.97    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    90         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    60         33.99    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    24         34.00    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    18         34.01    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                     6         34.02    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                     6         34.09    Open Market/Broker

San Francisco Partners, L.P.       8/5/2005           Buy                    54         34.11    Open Market/Broker


                                                                                                   Pages 27 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/8/2005           Buy                 1,222         33.80    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 1,692         33.81    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                   846         33.82    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 3,102         33.83    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 1,692         33.84    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                   752         33.85    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 1,410         33.86    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 1,316         33.87    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 1,222         33.88    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                   940         33.89    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 5,734         33.90    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 1,692         33.91    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 2,068         33.92    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                   658         33.93    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                   376         33.94    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                   752         33.95    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                   752         33.96    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                   564         33.97    Open Market/Broker

SPO Partners II, L.P.              8/8/2005           Buy                 1,210         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    78         33.80    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                   108         33.81    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    54         33.82    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                   198         33.83    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                   108         33.84    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    48         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    90         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    84         33.87    Open Market/Broker

                                                                                                   Pages 28 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/8/2005           Buy                    78         33.88    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    60         33.89    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                   366         33.90    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                   108         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                   132         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    42         33.93    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    24         33.94    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    48         33.95    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    48         33.96    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    36         33.97    Open Market/Broker

San Francisco Partners, L.P.       8/8/2005           Buy                    90         33.98    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                    94         33.82    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   188         33.83    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   188         33.84    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   564         33.85    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                 1,034         33.86    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   376         33.87    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   188         33.88    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   658         33.89    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   658         33.90    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   376         33.91    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   940         33.92    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   846         33.93    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   470         33.94    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   564         33.95    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   846         33.96    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                   564         33.97    Open Market/Broker

                                                                                                   Pages 29 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/9/2005           Buy                   752         33.98    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                 1,692         33.99    Open Market/Broker

SPO Partners II, L.P.              8/9/2005           Buy                 8,802         34.00    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                     6         33.82    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    12         33.83    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    12         33.84    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    36         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    66         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    24         33.87    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    12         33.88    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    42         33.89    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    42         33.90    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    24         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    60         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    54         33.93    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    30         33.94    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    36         33.95    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    54         33.96    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    36         33.97    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                    48         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                   108         33.99    Open Market/Broker

San Francisco Partners, L.P.       8/9/2005           Buy                   598         34.00    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                    94         33.81    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                    94         33.82    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                    94         33.83    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                    94         33.84    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 1,222         33.85    Open Market/Broker

                                                                                                   Pages 30 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/10/2005          Buy                    94         33.86    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                    94         33.87    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                    94         33.88    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   470         33.89    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                    94         33.90    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   470         33.91    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   376         33.92    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   658         33.93    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 1,410         33.94    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   658         33.95    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   282         33.96    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 1,222         33.97    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 1,034         33.98    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   376         33.99    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 4,042         34.00    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   752         34.01    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 1,880         34.02    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 1,786         34.03    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 2,538         34.04    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 2,538         34.05    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 2,068         34.06    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 2,162         34.07    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 3,854         34.08    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 4,324         34.09    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                 4,324         34.10    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   376         34.11    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   282         34.12    Open Market/Broker

                                                                                                   Pages 31 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/10/2005          Buy                   470         34.13    Open Market/Broker

SPO Partners II, L.P.              8/10/2005          Buy                   174         34.14    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                     6         33.81    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                     6         33.82    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                     6         33.83    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                     6         33.84    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    78         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                     6         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                     6         33.87    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                     6         33.88    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    30         33.89    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                     6         33.90    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    30         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    24         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    42         33.93    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    90         33.94    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    42         33.95    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    18         33.96    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    78         33.97    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    66         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    24         33.99    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                   258         34.00    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    48         34.01    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                   120         34.02    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                   114         34.03    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                   162         34.04    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                   162         34.05    Open Market/Broker

                                                                                                   Pages 32 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/10/2005          Buy                   132         34.06    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                   138         34.07    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                   246         34.08    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                   276         34.09    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                   276         34.10    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    24         34.11    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    18         34.12    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    30         34.13    Open Market/Broker

San Francisco Partners, L.P.       8/10/2005          Buy                    26         34.14    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   564         33.93    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                    94         33.98    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                    94         34.06    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   188         34.07    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   940         34.08    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   188         34.09    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,034         34.10    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   564         34.11    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   940         34.12    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   658         34.13    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   376         34.14    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   658         34.15    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   188         34.16    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,034         34.17    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,034         34.18    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   752         34.19    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   752         34.20    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,692         34.21    Open Market/Broker

                                                                                                   Pages 33 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/11/2005          Buy                 1,504         34.22    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,504         34.23    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   940         34.24    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   564         34.25    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   188         34.26    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   282         34.27    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,410         34.28    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,504         34.29    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,128         34.30    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   188         34.31    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   658         34.32    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,222         34.33    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,222         34.34    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,128         34.36    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   564         34.37    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,034         34.38    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   376         34.39    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                13,348         34.40    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   470         34.41    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   564         34.42    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   658         34.43    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 2,820         34.45    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                   282         34.46    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 3,854         34.47    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 1,222         34.48    Open Market/Broker

SPO Partners II, L.P.              8/11/2005          Buy                 2,016         34.49    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    36         33.93    Open Market/Broker

                                                                                                   Pages 34 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/11/2005          Buy                     6         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                     6         34.06    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    12         34.07    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    60         34.08    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    12         34.09    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    66         34.10    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    36         34.11    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    60         34.12    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    42         34.13    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    24         34.14    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    42         34.15    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    12         34.16    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    66         34.17    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    66         34.18    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    48         34.19    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    48         34.20    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                   108         34.21    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    96         34.22    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    96         34.23    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    60         34.24    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    36         34.25    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    12         34.26    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    18         34.27    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    90         34.28    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    96         34.29    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    72         34.30    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    12         34.31    Open Market/Broker

                                                                                                   Pages 35 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/11/2005          Buy                    42         34.32    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    78         34.33    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    78         34.34    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    72         34.36    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    36         34.37    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    66         34.38    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    24         34.39    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                   852         34.40    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    30         34.41    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    36         34.42    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    42         34.43    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                   180         34.45    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    18         34.46    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                   246         34.47    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    78         34.48    Open Market/Broker

San Francisco Partners, L.P.       8/11/2005          Buy                    84         34.49    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                    94         33.80    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 1,222         33.82    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   470         33.83    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   752         33.84    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   470         33.85    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   564         33.86    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   846         33.87    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   846         33.88    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   282         33.89    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   470         33.90    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                    94         33.91    Open Market/Broker

                                                                                                   Pages 36 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/12/2005          Buy                 1,222         33.92    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 1,222         33.93    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 1,034         33.94    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 1,316         33.95    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 1,410         33.96    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 1,316         33.97    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 3,572         33.98    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 2,914         33.99    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 2,444         34.00    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   846         34.01    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   846         34.02    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   376         34.03    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 1,222         34.05    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 1,598         34.06    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   188         34.07    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                 1,974         34.08    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   188         34.10    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                    94         34.11    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                    94         34.12    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   282         34.14    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                    94         34.15    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                    94         34.16    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   282         34.17    Open Market/Broker

SPO Partners II, L.P.              8/12/2005          Buy                   662         34.20    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                     6         33.80    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    78         33.82    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    30         33.83    Open Market/Broker

                                                                                                   Pages 37 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/12/2005          Buy                    48         33.84    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    30         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    36         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    54         33.87    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    54         33.88    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    18         33.89    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    30         33.90    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                     6         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    78         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    78         33.93    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    66         33.94    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    84         33.95    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    90         33.96    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    84         33.97    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                   228         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                   186         33.99    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                   156         34.00    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    54         34.01    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    54         34.02    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    24         34.03    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    78         34.05    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                   102         34.06    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    12         34.07    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                   126         34.08    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    12         34.10    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                     6         34.11    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                     6         34.12    Open Market/Broker

                                                                                                   Pages 38 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/12/2005          Buy                    18         34.14    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                     6         34.15    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                     6         34.16    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    18         34.17    Open Market/Broker

San Francisco Partners, L.P.       8/12/2005          Buy                    38         34.20    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   282         33.76    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   282         33.77    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   188         33.78    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                    94         33.80    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   940         33.81    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,410         33.82    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   470         33.83    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,034         33.84    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 2,538         33.85    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   188         33.86    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,034         33.87    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,410         33.88    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,316         33.89    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,692         33.90    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,222         33.91    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,128         33.92    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   658         33.93    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   188         33.94    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   376         33.95    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   470         33.96    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                   752         33.97    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,128         33.98    Open Market/Broker

                                                                                                   Pages 39 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/15/2005          Buy                   846         33.99    Open Market/Broker

SPO Partners II, L.P.              8/15/2005          Buy                 1,854         34.00    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    18         33.76    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    18         33.77    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    12         33.78    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                     6         33.80    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    60         33.81    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    90         33.82    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    30         33.83    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    66         33.84    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                   162         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    12         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    66         33.87    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    90         33.88    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    84         33.89    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                   108         33.90    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    78         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    72         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    42         33.93    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    12         33.94    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    24         33.95    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    30         33.96    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    48         33.97    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    72         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                    54         33.99    Open Market/Broker

San Francisco Partners, L.P.       8/15/2005          Buy                   146         34.00    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                    94         33.29    Open Market/Broker

                                                                                                   Pages 40 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/16/2005          Buy                   846         33.30    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   282         33.31    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 1,128         33.32    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 9,870         33.33    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   564         33.34    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   940         33.35    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                    94         33.36    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                    94         33.37    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                    94         33.44    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                    94         33.45    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   376         33.46    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   846         33.50    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                11,750         33.51    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 2,632         33.52    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 4,700         33.53    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 6,674         33.54    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 4,230         33.55    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   752         33.56    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   188         33.57    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                    94         33.59    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   658         33.60    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   564         33.61    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   564         33.62    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   470         33.63    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 1,222         33.64    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 1,034         33.65    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   940         33.66    Open Market/Broker

                                                                                                   Pages 41 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/16/2005          Buy                   376         33.67    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 1,410         33.68    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   564         33.69    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   940         33.70    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   846         33.71    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                    94         33.73    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   564         33.75    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 4,982         33.76    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 2,162         33.77    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   282         33.78    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 1,222         33.79    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   188         33.80    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 3,196         33.81    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 2,444         33.82    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   470         33.83    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   282         33.84    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   564         33.85    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   564         33.86    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   376         33.87    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   564         33.88    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 1,410         33.89    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                 1,034         33.90    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   470         33.91    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   940         33.92    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                    94         33.94    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                   874         33.95    Open Market/Broker

SPO Partners II, L.P.              8/16/2005          Buy                    94         33.96    Open Market/Broker

                                                                                                   Pages 42 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/16/2005          Buy                     6         33.29    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    54         33.30    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    18         33.31    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    72         33.32    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   630         33.33    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    36         33.34    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    60         33.35    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                     6         33.36    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                     6         33.37    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                     6         33.44    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                     6         33.45    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    24         33.46    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    54         33.50    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   750         33.51    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   168         33.52    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   300         33.53    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   426         33.54    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   270         33.55    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    48         33.56    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    12         33.57    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                     6         33.59    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    42         33.60    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    36         33.61    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    36         33.62    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    30         33.63    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    78         33.64    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    66         33.65    Open Market/Broker

                                                                                                   Pages 43 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/16/2005          Buy                    60         33.66    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    24         33.67    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    90         33.68    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    36         33.69    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    60         33.70    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    54         33.71    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                     6         33.73    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    36         33.75    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   318         33.76    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   138         33.77    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    18         33.78    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    78         33.79    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    12         33.80    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   204         33.81    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                   156         33.82    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    30         33.83    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    18         33.84    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    36         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    36         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    24         33.87    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    36         33.88    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    90         33.89    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    66         33.90    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    30         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    60         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                     6         33.94    Open Market/Broker

San Francisco Partners, L.P.       8/16/2005          Buy                    26         33.95    Open Market/Broker

                                                                                                   Pages 44 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/16/2005          Buy                     6         33.96    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   470         33.29    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                    94         33.30    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   282         33.60    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                 1,128         33.61    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         33.68    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         33.69    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                    94         33.79    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         33.80    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                 1,034         33.82    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   470         33.83    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                    94         33.84    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                 1,034         33.85    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                 2,068         33.86    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                 1,504         33.87    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   658         33.88    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   282         33.89    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   470         33.90    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   376         33.91    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                 2,820         33.92    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   940         33.93    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   752         33.94    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         33.95    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   940         33.96    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                 1,222         33.97    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   846         33.98    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                 2,068         33.99    Open Market/Broker

                                                                                                   Pages 45 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/17/2005          Buy                 5,452         34.00    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         34.01    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         34.05    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         34.10    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         34.11    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   376         34.15    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   376         34.16    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         34.18    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   282         34.19    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   564         34.20    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   564         34.25    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   658         34.27    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   376         34.28    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   470         34.29    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   564         34.33    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   470         34.34    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         34.35    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   282         34.36    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   188         34.37    Open Market/Broker

SPO Partners II, L.P.              8/17/2005          Buy                   152         34.38    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    30         33.29    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                     6         33.30    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    18         33.60    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    72         33.61    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         33.68    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         33.69    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                     6         33.79    Open Market/Broker

                                                                                                   Pages 46 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/17/2005          Buy                    12         33.80    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    66         33.82    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    30         33.83    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                     6         33.84    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    66         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                   132         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    96         33.87    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    42         33.88    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    18         33.89    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    30         33.90    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    24         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                   180         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    60         33.93    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    48         33.94    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         33.95    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    60         33.96    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    78         33.97    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    54         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                   132         33.99    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                   348         34.00    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         34.01    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         34.05    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         34.10    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         34.11    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    24         34.15    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    24         34.16    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         34.18    Open Market/Broker

                                                                                                   Pages 47 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/17/2005          Buy                    18         34.19    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    36         34.20    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    36         34.25    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    42         34.27    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    24         34.28    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    30         34.29    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    36         34.33    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    30         34.34    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         34.35    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    18         34.36    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    12         34.37    Open Market/Broker

San Francisco Partners, L.P.       8/17/2005          Buy                    48         34.38    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy               470,752         33.77    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                   470         33.79    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                23,500         33.83    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                    94         33.85    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                   470         33.86    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                   658         33.91    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                   752         33.92    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                   940         33.93    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                   752         33.96    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                   564         33.98    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                   564         33.99    Open Market/Broker

SPO Partners II, L.P.              8/18/2005          Buy                 6,984         34.00    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                30,048         33.77    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                    30         33.79    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                 1,500         33.83    Open Market/Broker

                                                                                                   Pages 48 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/18/2005          Buy                     6         33.85    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                    30         33.86    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                    42         33.91    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                    48         33.92    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                    60         33.93    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                    48         33.96    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                    36         33.98    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                    36         33.99    Open Market/Broker

San Francisco Partners, L.P.       8/18/2005          Buy                   416         34.00    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                   188         33.37    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                    94         33.42    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                   282         33.45    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                    94         33.48    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 1,504         33.49    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 6,580         33.50    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 4,324         33.51    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 6,110         33.52    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 3,666         33.53    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 2,350         33.54    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 3,102         33.55    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                   376         33.56    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 1,128         33.57    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 1,504         33.58    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                   752         33.59    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 2,162         33.60    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                   564         33.61    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 1,974         33.62    Open Market/Broker

                                                                                                   Pages 49 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/19/2005          Buy                 1,598         33.63    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                    94         33.64    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                 2,444         33.65    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                   188         33.66    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                   752         33.68    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                   376         33.69    Open Market/Broker

SPO Partners II, L.P.              8/19/2005          Buy                   294         33.70    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    12         33.37    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                     6         33.42    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    18         33.45    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                     6         33.48    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    96         33.49    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                   420         33.50    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                   276         33.51    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                   390         33.52    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                   234         33.53    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                   150         33.54    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                   198         33.55    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    24         33.56    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    72         33.57    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    96         33.58    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    48         33.59    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                   138         33.60    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    36         33.61    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                   126         33.62    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                   102         33.63    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                     6         33.64    Open Market/Broker

                                                                                                   Pages 50 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/19/2005          Buy                   156         33.65    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    12         33.66    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    48         33.68    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                    24         33.69    Open Market/Broker

San Francisco Partners, L.P.       8/19/2005          Buy                     6         33.70    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                    94         33.44    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   470         33.45    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   188         33.46    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   658         33.47    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                 1,128         33.48    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   846         33.49    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy               441,270         33.50    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   564         33.51    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   752         33.52    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   658         33.53    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                    94         33.54    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   376         33.55    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                    94         33.56    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   188         33.57    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   940         33.59    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   282         33.60    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   564         33.61    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   376         33.62    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   282         33.67    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                    94         33.68    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                 4,136         33.69    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                    94         33.70    Open Market/Broker

                                                                                                   Pages 51 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/22/2005          Buy                   470         33.71    Open Market/Broker

SPO Partners II, L.P.              8/22/2005          Buy                   282         33.72    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                     6         33.44    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    30         33.45    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    12         33.46    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    42         33.47    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    72         33.48    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    54         33.49    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                28,130         33.50    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    36         33.51    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    48         33.52    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    42         33.53    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                     6         33.54    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    24         33.55    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                     6         33.56    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    12         33.57    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    60         33.59    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    18         33.60    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    36         33.61    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    24         33.62    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    18         33.67    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                     6         33.68    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                   264         33.69    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                     6         33.70    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    30         33.71    Open Market/Broker

San Francisco Partners, L.P.       8/22/2005          Buy                    18         33.72    Open Market/Broker

                                                                                                   Pages 52 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/24/2005          Buy                 1,034        33.09    Open Market/Broker

SPO Partners II, L.P.              8/24/2005          Buy               217,798        33.10    Open Market/Broker

SPO Partners II, L.P.              8/24/2005          Buy                23,970        33.12    Open Market/Broker

SPO Partners II, L.P.              8/24/2005          Buy                   752        33.13    Open Market/Broker

SPO Partners II, L.P.              8/24/2005          Buy                   752        33.14    Open Market/Broker

SPO Partners II, L.P.              8/24/2005          Buy                 1,128        33.15    Open Market/Broker

SPO Partners II, L.P.              8/24/2005          Buy                   470        33.24    Open Market/Broker

SPO Partners II, L.P.              8/24/2005          Buy                   752        33.28    Open Market/Broker

SPO Partners II, L.P.              8/24/2005          Buy                21,644        33.30    Open Market/Broker

San Francisco Partners, L.P.       8/24/2005          Buy                    66        33.09    Open Market/Broker

San Francisco Partners, L.P.       8/24/2005          Buy                13,902        33.10    Open Market/Broker

San Francisco Partners, L.P.       8/24/2005          Buy                 1,530        33.12    Open Market/Broker

San Francisco Partners, L.P.       8/24/2005          Buy                    48        33.13    Open Market/Broker

San Francisco Partners, L.P.       8/24/2005          Buy                    48        33.14    Open Market/Broker

San Francisco Partners, L.P.       8/24/2005          Buy                    72        33.15    Open Market/Broker

San Francisco Partners, L.P.       8/24/2005          Buy                    30        33.24    Open Market/Broker

San Francisco Partners, L.P.       8/24/2005          Buy                    48        33.28    Open Market/Broker

San Francisco Partners, L.P.       8/24/2005          Buy                 1,356        33.30    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                19,082        33.07    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                    94        33.08    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                   282        33.12    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                   188        33.15    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                   658        33.17    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                   188        33.19    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                   846        33.20    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                   282        33.21    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                 4,042        33.22    Open Market/Broker

                                                                                                   Pages 53 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/25/2005          Buy                   470        33.25    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                   470        33.28    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                   752        33.29    Open Market/Broker

SPO Partners II, L.P.              8/25/2005          Buy                29,846        33.30    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                 1,218        33.07    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                     6        33.08    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                    18        33.12    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                    12        33.15    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                    42        33.17    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                    12        33.19    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                    54        33.20    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                    18        33.21    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                   258        33.22    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                    30        33.25    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                    30        33.28    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                    48        33.29    Open Market/Broker

San Francisco Partners, L.P.       8/25/2005          Buy                 1,954        33.30    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                    94        33.13    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                   564        33.14    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                    94        33.16    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                   658        33.21    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                   752        33.26    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,034        33.30    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,504        33.32    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                    94        33.33    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,410        33.34    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                   470        33.35    Open Market/Broker

                                                                                                   Pages 54 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
SPO Partners II, L.P.              8/26/2005          Buy                   658        33.36    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,034        33.37    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,128        33.38    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,316        33.39    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                15,886        33.40    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                   282        33.41    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,128        33.42    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                   282        33.43    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,316        33.45    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 2,632        33.46    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,034        33.47    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 1,974        33.48    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                   376        33.49    Open Market/Broker

SPO Partners II, L.P.              8/26/2005          Buy                 7,480        33.50    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                     6        33.13    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    36        33.14    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                     6        33.16    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    42        33.21    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    48        33.26    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    66        33.30    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    96        33.32    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                     6        33.33    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    90        33.34    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    30        33.35    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    42        33.36    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    66        33.37    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    72        33.38    Open Market/Broker

                                                                                                   Pages 55 of 56 pages

                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE      NUMBER OF SHARES     SHARE ($)       EFFECTED
----------------------------      ----------          ----      ----------------     ---------   ----------------------
San Francisco Partners, L.P.       8/26/2005          Buy                    84        33.39    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                 1,014        33.40    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    18        33.41    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    72        33.42    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    18        33.43    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    84        33.45    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                   168        33.46    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    66        33.47    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                   126        33.48    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                    24        33.49    Open Market/Broker

San Francisco Partners, L.P.       8/26/2005          Buy                   520        33.50    Open Market/Broker

                                                             Page 56 of 56 pages

                                  EXHIBIT INDEX

EXHIBIT     DOCUMENT DESCRIPTION                      PAGE NO.
-------     ------------------------------------      --------
A           Agreement Pursuant to Rule 13d-1 (k)      1
B           Power of Attorney                         2